Exhibit 10.15.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to the Employment Agreement, dated as of January 1, 2000 (the “Agreement”) is made as of this 22nd day of December, 2008 by and between UNIGENE LABORATORIES, INC. (the “Company”) and Jay Levy (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Agreement to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them by the Agreement.

NOW, THEREFORE, the Company and the Executive, intending to be legally bound, hereby amend the Agreement as follows, effective as of January 1, 2009:

1. Section 5 is hereby amended and restated to read in its entirety as follows:

“5. Business Expenses. The Company shall reimburse the Executive, promptly upon presentation of itemized vouchers (but no later than December 31 of the year following the year during which such expense was incurred), for all ordinary and necessary business expenses incurred by the Executive in the performance of his duties hereunder.”

2. Section 10 is hereby amended and restated to read in its entirety as follows:

“10. Termination Without Cause. The Company may terminate the employment of the Executive without “cause” (as defined in Section 9), subject to compliance with this Section 10.

(a) In the event the Executive’s employment is terminated without cause, the Executive shall be entitled to:

(1) a severance payment consisting of:

(A) a lump-sum payment equal to the salary that the Executive would have earned for the remaining term of the Agreement, if the remaining term (either the initial term or as extended) is more than one year; or

(B) a lump-sum payment equal to the Executive’s then-current annual salary, if the remaining term of the Agreement (either the initial term or as extended) is one year or less, in each case payable as soon as practicable following the termination date, but no later than 90 days thereafter; and

(2) a payment in cash equal to the cash value of all accrued vacation days, payable as soon as practicable following the termination date, but no later than 90 days thereafter.

(b) Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7, 8 or 13.”

2. Section 11 is hereby amended and restated to read in its entirety as follows:

“11. Resignation by the Executive for Good Reason.

(a) The Executive may resign for good reason if one or both of the following occur:

(1) a Change of Control at Unigene (as defined in paragraph (d) below); or

(2) a material diminution in the Executive’s responsibilities without the Executive’s consent.

(b) In the event the Executive resigns for good reason, the Executive shall be entitled to:

(1) a severance payment consisting of:

(A) a lump-sum payment equal to the salary that the Executive would have earned for the remaining term of the Agreement, if the remaining term (either the initial term or as extended) is more than one year; or

(B) a lump-sum payment equal to the Executive’s then-current annual salary, if the remaining term of the Agreement (either the initial term or as extended) is one year or less, in each case payable as soon as practicable following the termination date, but no later than 90 days thereafter; and

(2) a payment in cash equal to the cash value of all accrued vacation days, payable as soon as practicable following the termination date, but no later than 90 days thereafter.

(c) Termination of employment under this Section 11 shall not terminate the Executive’s obligations under Sections 7, 8 or 13.”

3. Section 12 of the Agreement is hereby amended and restated to read in its entirety as follows:

“12. Disability of the Executive. In the event that the Executive, during the period while employed under this Agreement, incurs a “Disability” (as defined below), the Company may terminate the Executive’s employment under this Agreement. Upon the Executive’s Disability, the Executive shall be entitled to a lump sum payment equal to the Executive’s then-current annual salary, payable as soon as practicable following the date of the Executive’s Disability, but no later than 90 days thereafter. Following such payment, the Company shall be relieved of all further obligations hereunder. Termination of employment under this Section 12 shall not terminate the Executive’s obligations under Sections 7, 8 or 13.

For purposes of this Agreement, “Disability” shall mean that the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan maintained by the Company.”

4. A new Section 23 is hereby added to the Agreement, which shall read in its entirety as follows:

“23. Compliance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if (i) the Executive is entitled to receive payments under this Agreement by reason of his ‘separation from service’ (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Executive is a ‘specified employee’ within the meaning of Code Section 409A for the period in which the payment under this Agreement would otherwise commence, and (iii) such payment would otherwise subject the Executive to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment were to commence within six months of a termination of Executive’s employment, then such payment required under this Agreement shall not commence until the first normal payroll date which is at least six months after the termination of Executive’s employment.”

5. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

UNIGENE LABORATORIES, INC.

By:	/s/ William Steinhauer

Printed Name:	William Steinhauer

Title:	VP of Finance

EXECUTIVE

/s/ Jay Levy